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As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-79851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
ON
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Key Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	04-2648081 (I.R.S. Employer Identification No.)
1301 McKinney Street, Suite 1800 Houston, Texas 77010 (713) 651-4300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kimberly R. Frye
Senior Vice President and General Counsel
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
(713) 651-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after this Registration Statement is declared effective. (Approximate Date of Commencement of Proposed Sale to the Public)

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 19, 2008

PROSPECTUS

Key Energy Services, Inc.

75,000 Warrants

1,086,720 shares of Common Stock

        This prospectus relates to:

  •
  the resale by warrant holders of 75,000 warrants that we previously issued;

  •
  the issuance of common stock upon the exercise of the warrants and

  •
  if required by applicable law, the resale of the common stock issued upon exercise of the warrants.

        We will not receive any of the proceeds from the resale of the warrants or the resale of the common stock issuable upon exercise of the warrants. We will, however, receive proceeds from any exercise of the warrants. Each warrant, when exercised, will entitle the holder to receive 14.4896 shares of our common stock at an exercise price of $4.88125 per share. Therefore, if all of the warrants are exercised, we will issue an aggregate of 1,086,720 shares of common stock and we will receive aggregate proceeds of approximately $5,304,552.

        You should read this prospectus carefully before you invest.

        Our common stock is traded on The New York Stock Exchange under the symbol "KEG." The warrants are not listed for trading on any exchange. On August 18, 2008, the last reported sale price of our common stock was $15.43 per share.

        Investing in our common stock or warrants involves a high degree of risk. See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock or warrants.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008.

 EXPLANATORY NOTE

        We originally registered the resale of 150,000 warrants and 2,173,433 shares of our common stock, par value $.10 per share, issuable upon exercise of the warrants, pursuant to a Registration Statement on Form S-3 (File No. 333-79851). Due to our restatement and financial reporting process for periods ending December 31, 2003, which began in March 2004, the filing of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission ("SEC") was delayed. We have completed and filed our prior annual and quarterly financial statements and are current in our reporting requirements with the SEC, but we do not currently qualify for the use of a registration statement on Form S-3. This Post-Effective Amendment No. 1 is being filed to convert the Registration Statement from a Form S-3 to a Form S-1 and to update the information in this prospectus. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement on Form S-3.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Cautionary Note Regarding Forward-Looking Statements	13
Use of Proceeds	13
Selling Securityholders	13
Plan of Distribution	14
Description of Capital Stock	15
Description of Warrants	16
Legal Matters	17
Experts	17
Where You Can Find More Information	17

        You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We and the selling stockholders have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the selling stockholders and the shares of our common stock and warrants offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        Information contained in our website does not constitute part of this prospectus.

        Key Energy Services, Inc., our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

 PROSPECTUS SUMMARY

        This summary contains basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and the information incorporated by reference in this prospectus before making an investment decisions. When used in this prospectus, the terms "Key Energy Services," "Key," "we," "our" and "us" refer to Key Energy Services, Inc. and its consolidated subsidiaries, unless otherwise specified.

 Key Energy Services

        Key is a Maryland corporation that was organized in April 1977 and commenced operations in July 1978 under the name National Environmental Group, Inc.

        We provide a broad array of services including: well servicing, oilfield transportation services, cased-hole electric wireline services, contract drilling services, pressure pumping and well stimulation services and fishing and rental services. Over the years, our business has grown primarily through acquisitions. From 1994 through 2002, we grew rapidly through a series of over 100 acquisitions. From 2003 through 2006, we grew primarily through organic growth as we were engaged in a financial reporting process that involved a restatement of financial statements for the first nine months of 2003 and prior periods and delays in filing periodic reports with the Securities and Exchange Commission (the "SEC"). During this period, we also focused on improving the quality and reliability of our equipment. We completed this process and became current in our financial reporting in September 2007. With the completion of our financial reporting process in 2007, we commenced a program of geographic-focused acquisitions.

        We believe that we are the leading onshore, rig-based well servicing contractor in the United States. We operate in all major energy-providing regions of the United States. We also have limited operations offshore. We operate internationally in Argentina and Mexico, and we have a technology development group based in Calgary, Canada.

Description of Segments

Well Servicing Segment

        Through our well servicing segment, we provide a broad range of well services, including rig-based services, oilfield transportation services, cased-hole electric wireline services, contract drilling services and other ancillary oilfield services. These services collectively are necessary to complete, stimulate, maintain and workover oil and natural gas producing wells. During 2007, Key conducted well servicing operations onshore: in the continental United States in the following regions Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana), Permian Basin of West Texas and Eastern New Mexico, Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the Ark-La-Tex and North Texas regions), Four Corners (including the San Juan, Piceance, Uinta and Paradox Basins), the Appalachian Basin, Rocky Mountains (including the Denver Julesberg, Powder River, Wind River, Green River and Williston Basins), and California (the San Joaquin Basin), and internationally in Argentina and Mexico.

Rig-based Services

        Rig-based services include the maintenance of existing wells, workover of existing wells, completion of newly drilled wells, recompletion of existing wells (re-entering a well to complete the well in a new geologic zone or formation) and plugging and abandonment of wells at the end of their useful lives. Our rig fleet is diverse and allows us to work on all types of wells, ranging from very shallow wells to wells as deep as 20,000 feet. Over 200 of our well service rigs are outfitted with our proprietary KeyView® technology, which captures and reports well site operating data. This technology allows our customers and our crews to actively monitor well site operations, to improve efficiency and safety, and to add value to the services we offer. Included in our domestic well service fleet are eight inland barge rigs. Inland barge rigs are mobile, self-contained, drilling and/or workover vessels that are used in the search for oil and gas in shallow marshes, inland lakes, rivers and swamps along the Gulf Coast of the United States. When moved from one location to another, the barge floats; when stationed on the drill or workover site, the barge is submerged to rest on the bottom. Typically, inland barge rigs are used to drill or workover wells in marshes, shallow inland bays and offshore where the water covering the drill site is not too deep. Our barge rigs can operate at depths between three and 17 feet.

         Maintenance Services.    We provide the well service rigs, equipment and crews for maintenance services, which are performed on both oil and natural gas wells, but more frequently on oil wells. While some oil wells in the United States flow oil to the surface without mechanical assistance, most require pumping or some other method of artificial lift. Oil wells that require pumping characteristically require more maintenance than flowing wells due to the operation of the mechanical pumping equipment. Because few natural gas wells have mechanical pumping systems in the wellbore, maintenance work on natural gas wells is less frequent.

        Maintenance services are required throughout the life of most producing wells to ensure efficient and continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing inoperable pumping equipment in an oil well or replacing defective tubing in an oil or natural gas well, and removing debris such as sand and paraffin from the well. Other services include pulling the rods, tubing, pumps and other downhole equipment out of the wellbore to identify and repair a production problem.

        Maintenance services are often performed on a series of wells in close proximity to each other and typically require less than 48 hours per well to complete. The general demand for maintenance services is closely related to the total number of producing oil and natural gas wells in a geographic market, and maintenance services are generally the most stable type of well service activity.

         Workover Services.    In addition to periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called "workovers." Workover services are performed to enhance the production of existing wells. Such services include extensions of existing wells to drain new formations either by deepening wellbores to new zones or by drilling horizontal or lateral wellbores to improve reservoir drainage. In less extensive workovers, our rigs are used to seal off depleted zones in existing wellbores and access previously bypassed productive zones. Our workover rigs are also used to convert former producing wells to injection wells through which water or carbon dioxide is pumped into the formation for enhanced recovery operations. Other workover services include: conducting major subsurface repairs such as casing repair or replacement, recovering tubing and removing foreign objects in the wellbore, repairing downhole equipment failures, plugging back a section of a well to reduce the amount of water being produced with the oil and natural gas, cleaning out and recompleting a well if production has declined, and repairing leaks in the tubing and casing. These extensive workover operations are normally performed by a well service rig with a workover package, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. Most of our well service rigs are designed to perform complex workover operations.

        Workover services are more complex and time consuming than routine maintenance operations and consequently may last from a few days to several weeks. These services are almost exclusively performed by well service rigs. Demand for workover services is closely related to capital spending by oil and natural gas producers, which is generally a function of oil and natural gas prices. As commodity prices increase, oil and natural gas producers tend to increase capital spending for workover services in order to increase oil and natural gas production.

         Completion Services.    Our completion services prepare a newly drilled oil or natural gas well for production. The completion process may involve selectively perforating the well casing to access producing zones, stimulating and testing these zones and installing downhole equipment. We typically provide a well service rig and may also provide other equipment such as a workover package to assist in the completion process. However, during periods of weak drilling rig demand, some drilling contractors may compete with service rigs for completion work. Also, for some completion work on natural gas wells, coiled tubing units can be used in place of a well service rig.

        The completion process typically requires a few days to several weeks, depending on the nature and type of the completion, and generally requires additional auxiliary equipment that we provide for an additional fee. The demand for well completion services is directly related to drilling activity levels, which are highly sensitive to expectations relating to, and changes in, oil and natural gas prices. As the number of newly drilled wells decreases, the number of completion jobs correspondingly decreases.

         Plugging and Abandonment Services.    Well service rigs and workover equipment are also used in the process of permanently shutting-in oil and natural gas wells at the end of their productive lives. Plugging and abandonment work can be performed with a well service rig along with electric wireline and cementing equipment. Plugging and abandonment services require compliance with state regulatory requirements. The demand for oil and natural gas does not significantly affect the demand for plugging and abandonment services because well operators are required by state regulations to plug wells that are no longer productive. The need for these services is also driven by lease or operator policy requirements.

Oilfield Transportation Services

        We provide oilfield transportation services, which primarily include vacuum truck services, fluid transportation services and disposal services for operators whose oil or natural gas wells produce salt water and other fluids. In addition, we are a supplier of frac tanks which are used for temporary storage of fluids in conjunction with the fluid hauling operations.

        Fluid hauling trucks are utilized in connection with drilling and workover projects, which tend to use large amounts of various oilfield fluids. We transport fresh water to the well site and provide temporary storage and disposal of produced salt water and drilling or workover fluids. These fluids are removed from the well site and transported for disposal in a salt water disposal well. Key owned or leased 47 active salt water disposal wells at December 31, 2007. In addition, we provide equipment trucks that are used to move large pieces of equipment from one well site to the next, and we operate a fleet of hot oilers which are capable of pumping heated fluids that are used to clear soluable restrictions in a wellbore. Demand and pricing for these services generally correspond to demand for our well service rigs. Fluid hauling and equipment hauling services are typically priced on a per barrel or per hour basis while frac tank rentals are typically billed on a per day basis.

Cased-Hole Electric Wireline Services

        Key provides cased-hole electric wireline services in the Appalachian Basin, Texas and Louisiana. This service is performed at various times throughout the life of the well and includes perforating, completion logging, production logging and casing integrity services. After the wellbore is cased and cemented, we can provide a number of services. Perforating creates the flow path between the reservoir and the wellbore. Production logging can be performed throughout the life of the well to measure temperature, fluid type, flow rate, pressure and other reservoir characteristics. This service helps the operator analyze and monitor well performance and determine when a well may need a workover or further stimulation.

        In addition, cased-hole services may involve wellbore remediation, which could include the positioning and installation of various plugs and packers to maintain production or repair well problems, and casing inspection for internal or external abnormalities in the casing string. Wireline services are provided from surface logging units, which lower tools and sensors into the wellbore. We operated 22 wireline units as of December 31, 2007, and we have seven units ordered that are expected to be delivered in 2008. Cased-hole electric wireline services are conducted during the completion of an oil or natural gas well and often times throughout the life of a producing well. We use advanced wireline instruments to evaluate well integrity and perform cement evaluations and production logging. Demand for our cased-hole electric wireline services is correlated to current and anticipated oil and natural gas prices and the resulting effect on the willingness of our customers to make operating and capital expenditures.

Contract Drilling Services

        We provide limited drilling services to oil and natural gas producers. In Argentina, we operate seven rigs that are capable of providing both workover and contract drilling services and in the continental United States we operate several heavy-duty well service rigs that are capable of providing drilling services in addition to workover services. Our drilling services are primarily provided under standard day rate, and, to a lesser extent, footage contracts. Our drilling rigs vary in size and capability. The rigs located in Argentina are equipped with mechanical power systems and have depth ratings of approximately 10,000 feet, although one rig can drill up to approximately 15,000 feet. Like workover services, the demand for contract drilling is directly related to expectations about, and changes in, oil and natural gas prices which, in turn, are driven by the supply of and demand for these commodities.

Ancillary Oilfield Services

        We also provide ancillary oilfield services, which include, among others: well site construction (preparation of a well site for drilling activities); roustabout services (provision of manpower to assist with activities on a well site); and air drilling services (drilling technique using compressed air). Demand and pricing for these services are generally related to demand for our well service operations.

Pressure Pumping Services Segment

        Through our pressure pumping services segment, we provide well stimulation and cementing services to oil and natural gas producers. Well stimulation services include fracturing, nitrogen services, and acidizing. These services (which may be completion or workover services) are provided to oil and natural gas producers and are used to enhance the production of oil and natural gas wells from formations which exhibit restricted flow of oil and natural gas. In the fracturing process, we typically pump fluid and sized sand, or proppants, into a well at high pressure in order to fracture the formation and thereby increase the flow of oil and natural gas. With our cementing services, we pump cement into a well between the casing and the wellbore. Our pressure pumping services in 2007 were provided in the Permian Basin, the San Juan Basin, the Barnett Shale region of North Texas and the Mid-Continent region. We also provide cementing services in conjunction with our plugging and abandonment operations in California. Demand for our pressure pumping services is primarily influenced by current and anticipated oil and natural gas prices and the resulting effect on the willingness of our customers to make operating and capital expenditures.

Fishing and Rental Services Segment

        Through our fishing and rental services segment, we provided fishing and rental services to major and independent oil and natural gas production companies in the Gulf Coast, Mid-Continent and Permian Basin regions, as well as in California. We also provided limited services offshore in the Gulf of Mexico. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a

"fishing tool." We offer a full line of services and rental equipment designed for use both onshore and offshore for drilling and workover services. Our rental tool inventory consists of tubulars, handling tools, pressure-controlled equipment, power swivels, and foam air units. Demand for our fishing and rental services is also closely related to capital spending by oil and natural gas producers, which is generally a function of oil and natural gas prices.

Corporate Information

        Key Energy Services, Inc.'s principal executive offices are located at 1301 McKinney Street, Suite 1800, Houston, Texas 77010 and our telephone number at that address is 713-651-4300. Our Internet address is www.keyenergy.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

The Offering

        This prospectus relates to:

  •
  The resale by warrant holders of 75,000 warrants that remain outstanding, which we previously issued in an offering of 150,000 units, consisting of $150,000,000 principal amount of our 14% Senior Subordinated Notes due 2009 and the warrants;

  •
  The issuance of common stock upon exercise of the warrants; and

  •
  If required by applicable law, the resale of the common stock issued upon exercise of the warrants.

Dividend policy	There were no dividends paid on our common stock during the years ended December 31, 2007, December 31, 2006 or December 31, 2005. We must meet certain financial covenants before we may pay dividends under the terms of our current credit facility. We do not currently intend to pay dividends.
Use of Proceeds
We will not receive any of the proceeds from the resale of the warrants or the resale of the common stock issuable upon exercise of the warrants. If all of the warrants are exercised in full, we will receive aggregate proceeds of $5,304,552. These proceeds will be used for general corporate purposes or as otherwise described herein. See "Use of Proceeds."
New York Stock Exchange Symbol	"KEG"

 RISK FACTORS

        An investment in our common stock or warrants involves a high degree of risk. You should carefully consider both the risks described below and the risk factors incorporated by reference herein, in addition to the other information set forth or incorporated by reference in this prospectus, before purchasing shares of our common stock or warrants. If any of those risks actually occur, our business, operating results and financial condition could be materially adversely affected. In such a case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse affect on us.

Business-Related Risk Factors

  Our business is dependent on conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies.

        The demand for our services is primarily influenced by current and anticipated oil and natural gas prices. Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas. These include changes resulting from, among other things, the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas to support oil prices, domestic and worldwide economic conditions and political instability in oil-producing countries. Weakness in oil and natural gas prices (or the perception by our customers that oil and natural gas prices will decrease) may cause lower utilization of available well service equipment and result in lower rates. In addition, when oil and natural gas prices are weak, or when our customers expect oil and natural gas prices to decrease, fewer wells are drilled, resulting in less completion and maintenance work for us. Additional factors that affect demand for our services include:

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  the level of development, exploration and production activity of, and corresponding capital spending by, oil and natural gas companies;

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  oil and natural gas production costs;

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  government regulation; and

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  conditions in the worldwide oil and natural gas industry.

        Periods of diminished or weakened demand for our services have occurred in the past. Although we experienced a material decrease in the demand for our services beginning in August 2001 and continuing through September 2002, since September 2002 we have experienced continued strong demand for our services. We believe the previous decrease in demand was due to an overall weakening of demand for onshore well services, which was attributable to general uncertainty about future oil and natural gas prices and the U.S. economy. If any of these conditions return, demand for our services could again decrease, having a material adverse effect on our financial condition and results of operations. In light of these and other factors relating to the oil and natural gas industry, our historical operating results may not be indicative of future performance.

  We may be unable to maintain pricing on our core services.

        In the past, we have increased the prices on our services to offset rising costs and to generate higher returns for our shareholders; however, during 2007, we made some price concessions to our customers in order to maintain market share. We believe that market conditions should remain strong due to high commodity prices, and therefore anticipate that pricing for our services should be relatively stable during 2008 and allow for additional price increases; however, should market conditions deteriorate or additional new industry capacity increase, it may become more difficult for us to maintain or increase prices.

        The inability to maintain or increase our pricing could:

  •
  limit our ability to offset rising costs; and

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  impact our ability to generate greater free cash flow which would be used to expand our business.

  Increases in industry capacity may adversely affect our business.

        Over the past three years, new capacity, including new well service rigs, new pressure pumping equipment and new fishing and rental equipment, has entered the market. In some cases, the new capacity is attributable to start-up oilfield service companies and in other cases, the new capacity has been employed by existing service providers to increase their service capacity. We have been adversely affected by the new capacity as our utilization for 2007 was down from prior years. Lower utilization of our fleet has led us to make some price concessions to our customers in order to maintain market share. Should oilfield service companies continue to add new capacity and demand for services not increase, we could experience continued pressure on the pricing of our services and experience lower utilization. This could have a material negative impact on our operating results.

  An economic downturn may adversely affect our business.

        There is a concern that the United States may be in a recession in 2008, and if so, a continued downturn in the U.S. economy may cause reduced demand for petroleum-based products and natural gas. In addition, during a downturn many oil and natural gas production companies often reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for our services during these periods. If the economic environment should deteriorate, our business, financial condition and results of operations may be adversely impacted.

  Our business involves certain operating risks, which are primarily self-insured, and our insurance may not be adequate to cover all losses or liabilities we might incur in our operations.

        Our operations are subject to many hazards and risks, including the following:

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  blow-outs, the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere or an underground formation;

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  reservoir damage;

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  fires and explosions;

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  accidents resulting in serious bodily injury and the loss of life or property;

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  pollution and other damage to the environment; and

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  liabilities from accidents or damage by our fleet of trucks, rigs and other equipment.

        If these hazards occur, they could result in suspension of operations, damage to or destruction of our equipment and the property of others, or injury or death to our or a third party's personnel.

        We self-insure a significant portion of these liabilities. For losses in excess of our self-insurance limits, we maintain insurance from unaffiliated commercial carriers. However, our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. Furthermore, our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our financial position, results of operations and cash flows.

  We are subject to the economic, political and social instability risks of doing business in certain foreign countries.

        We currently have operations in Argentina and Mexico and may expand our operations into other foreign countries. We also have a technology development group in Canada. As a result, we are exposed to risks of international operations, including:

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  increased governmental ownership and regulation of the economy in the markets where we operate;

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  inflation and adverse economic conditions stemming from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

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  increased trade barriers, such as higher tariffs and taxes on imports of commodity products;

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  exposure to foreign currency exchange rates;

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  exchange controls or other currency restrictions;

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  war, civil unrest or significant political instability;

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  expropriation, confiscatory taxation or nationalization of our assets located in the markets where we operate;

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  governmental policies limiting investments by and returns to foreign investors;

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  labor unrest and strikes; and

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  restrictive governmental regulation and bureaucratic delays.

        The occurrence of one or more of these risks may:

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  negatively impact our results of operations;

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  restrict the movement of funds and equipment to and from affected countries; and

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  inhibit our ability to collect receivables.

  We historically have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

        We historically have experienced an annual employee turnover rate of almost 50%, although our turnover rate during 2007 improved to approximately 41%. The high turnover rate is attributable to the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. We cannot assure that at times of high demand we will be able to retain, recruit and train an adequate number of workers. Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries are factors that could affect our ability to attract and retain workers. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.

  We may not be successful in implementing technology development and technology enhancements.

        A component of our business strategy is to incorporate our technology into our well service rigs, primarily through the KeyView® system. The inability to successfully develop and integrate the technology could:

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  limit our ability to improve our market position;

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  increase our operating costs; and

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  limit our ability to recoup the investments made in technology initiatives.

  We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.

        Our operations are subject to U.S. federal, state and local, and foreign laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the handling, storage and disposal of waste materials, including toxic and hazardous wastes. To comply with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various governmental authorities. While the cost of such compliance has not been significant in the past, new laws, regulations or enforcement policies could become more stringent and significantly increase our compliance costs or limit our future business opportunities, which could have a material adverse effect on our operations.

        Failure to comply with environmental, health and safety laws and regulations could result in the assessment of administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and to a lesser extent, orders to limit or cease certain operations. Certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions.

  We rely on a limited number of suppliers for certain materials used in providing our pressure pumping services.

        We rely heavily on three suppliers for sized sand, a principal raw material that is critical for our pressure pumping operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from these vendors, our ability to provide pressure pumping services could be limited.

  Continuing increases in gasoline and diesel prices will continue to have a negative impact on our ability to maintain and improve margins.

        Our fuel costs increased $16.9 million, or 48.5%, during the first half of 2008 compared to the same period in 2007. Since the end of the second quarter of 2007, we estimate that our per-gallon price of fuel has increased approximately 54%. To a lesser extent, our fuel costs have also risen due to the increased amount of fuel used as a result of the increase in our rig and truck hours. If gasoline and diesel prices continue to rise, it will continue to have a negative impact on our ability to maintain and improve margins.

  We may not be successful in identifying, making and integrating our acquisitions.

        A component of our growth strategy is to make geographic-focused acquisitions that will strengthen our presence in selected regional markets or that expand our service offerings. The success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition depends on our ability to perform adequate diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful integrating these businesses. In particular, it is important that we are able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of the acquired business.

  Seasonal factors may adversely affect our ability to conduct our operations in some of the areas where we operate and may negatively impact our business.

        Historically, our business has been negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. Our well service rigs are mobile, and we operate a significant number of oilfield transportation service vehicles. During periods of heavy snow, ice or rain, we may not be able to move our equipment between locations, thereby reducing our ability to generate rig or truck hours. In addition, the majority of our well service rigs work only during daylight hours. In the winter months when days become shorter, this reduces the amount of time that the rigs can work and therefore has a negative impact on total hours worked. Lastly, during the fourth quarter, we historically have experienced significant slowdown during the Thanksgiving and Christmas holiday seasons.

  Debt-Related Risk Factors

  We may not be able to generate sufficient cash flow to meet our debt service obligations.

        Our ability to make payments on our indebtedness, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to conditions in the oil and gas industry, general economic and financial conditions, competition in the markets where we operate, the impact of legislative and regulatory actions on how we conduct our business and other factors, all of which are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt;

  •
  selling assets;

  •
  reducing or delaying acquisitions or capital investments, such as remanufacturing our rigs and related equipment; or

  •
  seeking to raise additional capital.

        However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

  Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under our debt agreements.

        Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences for our operations, including:

  •
  making it more difficult for us to satisfy our obligations under our indebtedness and increasing the risk that we may default on our debt obligations;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

  •
  limiting management's discretion in operating our business;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  detracting from our ability to withstand successfully a downturn in our business or the economy generally;

  •
  placing us at a competitive disadvantage against less leveraged competitors; and

  •
  making us vulnerable to increases in interest rates, because certain debt will vary with prevailing interest rates.

        We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

        In addition, under the terms of our indebtedness, we must comply with certain financial covenant ratios and satisfy certain financial condition tests, several of which become more restrictive over time and could require us to take action to reduce our debt or take some other action in order to comply with them. Our ability to satisfy required financial ratios and tests can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will continue to meet those ratios and tests in the future. A breach of any of these covenants, ratios or tests could result in a default under our indebtedness. If we default, our credit facility lenders will no longer be obligated to extend credit to us and they, as well as the trustee for our notes, could elect to declare all amounts outstanding under the indenture or senior secured credit facility, as applicable, together with accrued interest, to be immediately due and payable. The results of such action would have a significant negative impact on our results of operations, financial condition and cash flows.

  Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our senior secured credit facility bear interest at variable rates, exposing us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

  Delayed Financial Reporting-Related Risk Factors

  Taxing authorities may determine that we owe additional taxes from previous years.

        As a result of the restatement of our financial statements for periods prior to 2004 and delay in our financial reporting for subsequent periods, we are amending previously filed tax returns and reports. Where legal, regulatory or administrative rules require or allow us to amend our previous tax filings, we intend to comply with our obligations under applicable law. To the extent that tax authorities do not accept our conclusions about the tax effects of the restatement, liabilities for taxes could differ from those which have been recorded in our consolidated financial statements. If it is determined that we have additional tax liabilities, there could be an adverse effect on our financial condition, results of operations and cash flows.

  We have identified material weaknesses in our internal control over financial reporting. These material weaknesses, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

        Section 404 of the Sarbanes-Oxley Act of 2002 and the related SEC rules require management of public companies to assess the effectiveness of their internal control over financial reporting annually and to include in Annual Reports on Form 10-K a management report on that assessment, together with an attestation report by an independent registered public accounting firm. Under Section 404 and the SEC rules, a company cannot find that its internal control over financial reporting is effective if there exists any "material weaknesses" in its financial controls. A "material weakness" is a control deficiency, or combination of control deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        We have identified material weaknesses in internal control over financial reporting as of December 31, 2007. We have taken and will take actions to remediate the material weaknesses and improve the effectiveness of our internal control over financial reporting; however, we cannot assure you that we will be able to correct these material weaknesses by the end of 2008. Any failure in the effectiveness of internal control over financial reporting, if it results in misstatements in our financial statements, could have a material effect on financial reporting or cause us to fail to meet reporting obligations, and could negatively impact investor perceptions.

  Takeover Protection-Related Risks

  Our bylaws contain provisions that may prevent or delay a change in control.

        Our Amended and Restated Bylaws contain certain provisions designed to enhance the ability of the Board of Directors to respond to unsolicited attempts to acquire control of the Company. These provisions:

  •
  establish a classified Board of Directors, providing for three-year staggered terms of office for all members of our Board;

  •
  set limitations on the removal of directors;

  •
  provide our Board of Directors the ability to set the number of directors and to fill vacancies on the Board occurring between shareholder meetings; and

  •
  set limitations on who may call a special meeting of shareholders.

        These provisions may have the effect of entrenching management and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management's views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

        We will not receive any of the proceeds from the resale of the warrants or the resale of the common stock issued upon exercise of the warrants. We will, however, receive the proceeds from the exercise of the warrants. If all of the warrants are exercised, we would receive aggregate proceeds of approximately $5.3 million. The proceeds from the exercise of warrants will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

SELLING SECURITYHOLDERS

        The table below sets forth the name of each selling securityholder known to us, the number of warrants held by such selling securityholder and the number of shares of common stock issuable upon exercise of the warrants. The term "selling securityholder" includes the securityholders listed below and their transferees, pledgees, donees or other successors. All information contained in the table below is based upon information available to us as of August 12, 2008. The selling securityholders identified below may have sold, transferred or otherwise disposed of some or all of their warrants since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. In addition, this prospectus also covers the possible resale of the warrants and common stock issued upon exercise thereof by other currently unknown persons who may become beneficial owners of these securities as a result of a transfer by a selling securityholder. Information concerning the selling securityholders may therefore change from time to time and, if necessary, we will supplement this prospectus accordingly.

        Beneficial ownership of the warrants by the selling securityholders after this offering will depend on the number of warrants sold by each selling securityholder; however, the table assumes that all warrants owned by a beneficial owner are offered and resold pursuant to this prospectus. This prospectus also covers the resale of common stock issued upon the exercise of the warrants. However, since the distribution of common stock upon exercise of the warrants also is covered by this prospectus, we do not anticipate that this prospectus will be required for resales of the common stock. Therefore, the table set forth below does not include information concerning potential resales of the common stock issuable upon exercise of the warrants. Other than the selling securityholders' ownership of our securities, no material relationship exists between any of the selling securityholders and us, nor have any such relationships existed within the past three years.

Name of Selling Securityholder	Number of Warrants Beneficially Owned Prior to the Offering	Percentage of Warrants Outstanding	Number of Shares of Common Stock underlying Warrants(1)
The Bank of New York Mellon	2,250	3.0%	32,601
Brown Brothers Harriman & Co.	100	0.13%	1,448
Goldman, Sachs & Co.	1,100	1.47%	15,938
Ridge Clearing and Outsourcing Solutions, Inc.	500	0.67%	7,244
Bear, Stearns Securities Corp.	14,500	19.33%	210,099
Citigroup Global Markets Inc.	7,000	9.33%	101,427
J.P. Morgan Securities Inc.	2,000	2.67%	28,979
State Street Bank and Trust Company	20,250	27.0%	293,414
Bank of America Securities LLC/Bank of America NA, London Branch	2,300	3.07%	33,326
Deutsche Bank Securities, Inc.	4,000	5.33%	57,958
Lehman Brothers, Inc.	21,000	28.0%	304,281

(1)
Assumes exercise all of the holder's warrants at a conversion rate of 14.4896 shares of our common stock per warrant. This conversion rate, however, is subject to adjustment as described under "Description of Warrants". Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon exercise of the warrants.

PLAN OF DISTRIBUTION

        This prospectus relates to:

  •
  The resale of 75,000 warrants held by the selling securityholders;

  •
  Our issuance of common stock upon exercise of the warrants; and

  •
  If required by applicable law, the resale of the common stock issued upon exercise of the warrants.

        Although this prospectus relates to resales of common stock issued upon exercise of warrants, we do not anticipate that a prospectus will be required to be delivered with respect to those sales because the distribution of our common stock upon the exercise of the warrants also is covered by this prospectus.

        We will bear all costs, expenses and fees in connection with registration of the securities covered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the resale of warrants or common stock issued upon the exercise of warrants will be borne by the selling securityholders.

        Sales of warrants or common stock issued upon exercise of the warrants may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securityholders, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their warrants or common stock issued upon exercise of the warrants, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of warrants or common stock issued upon exercise of the warrants by the selling securityholders.

        The selling securityholders may effect such transactions by selling warrants or common stock issued upon exercise of the warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of warrants for whom such broker-dealers may act as agents or to whom they sell as principal, or both which compensation as to a particular broker-dealer might be in excess of customary commissions.

        The selling securityholders and any broker-dealers that act in connection with the sale of warrants might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the warrants or common stock issued upon exercise of the warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent dealer or broker-dealer that participates in transactions involving sales of the warrants or common stock issued upon exercise of the warrants against certain liabilities, including liabilities arising under the Securities Act.

        Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders may be subject to the prospectus delivery requirements of the Securities Act.

        Selling securityholders also may resell all or a portion of the warrants or common stock issued upon exercise of the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

        After we are notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of warrants or common stock issued upon the exercise of warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the type and number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

DESCRIPTION OF CAPITAL STOCK

        All shares of capital stock are initially classified as common stock, par value $.10 per share ("Common Stock"). Each share of common stock is entitled to one vote in the election of directors and other corporate matters. Each share of Common Stock entitled to vote with respect to the election of directors may be voted for as many individuals as there are directors to be elected. The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company's directors. The Company has a classified Board of Directors, consisting of three staggered classes of directors, as nearly equal in number as possible. The Company's Bylaws also provide that the authorized number of directors may be changed only by action of a majority of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. The Bylaws also provide that no director may be removed except for cause and then only by a vote of at least two-thirds of the total eligible shareholder votes, and also require the vote of a majority of the shareholders of the Company to call a special meeting of shareholders.

        The Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company's assets according to the number of shares they hold. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

        The Board of Directors has the power under the Company's Articles of Restatement without the need of any stockholder action, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion of other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, except that the Company's Articles of Restatement provide that no such classification or reclassification shall create a class of stock which (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plans, "poison pill" or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.

DESCRIPTION OF WARRANTS

        As of the date of this prospectus, 75,000 warrants are outstanding. The warrants were issued pursuant to a warrant agreement with The Bank of New York, as Warrant Agent. Each warrant, when exercised, entitles a holder to receive 14.4896 fully paid and non-assessable shares of our common stock. The exercise price is $4.88125 per share of common stock. The warrants are exercisable at any time on or after January 25, 2000 and unless earlier exercised, will expire on January 15, 2009.

        The number of shares of common stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in certain circumstances, including: (i) payment of dividends and other distributions on our common stock payable in our common stock or our other equity interests; (ii) subdivisions, combinations and certain reclassifications of our common stock; (iii) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for additional shares of common stock, or of securities convertible into or exercisable or exchangeable for additional shares of common stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) that is less than the then current market value per share of common stock; (iv) the distribution to all holders of common stock of any of our assets (including cash), our debt securities or any rights or warrants to purchase any securities (excluding those rights, options and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings); (v) the issuance of shares of common stock for a consideration per share that is less than the then current market value per share of common stock; and (vi) the issuance of securities convertible into or exercisable or exchangeable for common stock for a conversion, exercise or exchange price per share that is less, than the then current market value per share of common stock.

        The events described in clauses (v) and (vi) above are subject to certain exceptions described in the warrant agreement, including, without limitation, certain bona fide public offerings and private placements, issuances of common stock under any option, warrant, right or convertible security exercisable upon issuance of the warrants and certain issuances of common stock pursuant to employee stock incentive plans. No adjustment in the exercise price will be required unless the adjustment would result in an increase or decrease of at least 1% in the exercise price; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, we may at any time reduce the exercise price (but not to an amount that is less than the par value of the common stock) for any period of time (but not less than 20 business days) as deemed appropriate by our board of directors.

        If we consolidate or merge, or sell all or substantially all of our assets to another person, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which you would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto. However, if (i) we consolidate, merge or sell all or substantially all of our assets to another person and, in connection therewith, the consideration payable to the holders of common stock in exchange for their shares is payable solely in cash or (ii) we dissolve, liquidate or wind-up, then warrant holders will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately before such event, less the exercise price.

LEGAL MATTERS

        Certain legal matters in connection with the securities offered by this prospectus have been passed on for us by Porter & Hedges, L.L.P.

EXPERTS

        The consolidated financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports thereto dated February 26, 2008, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and our website at www.keyenergy.com under "Investor Relations." Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

        This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act).

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

  •
  Our Current Reports on Form 8-K filed on January 7, 2008, April 9, 2008, April 16, 2008; June 5, 2008, July 1, 2008 and July 24, 2008.

  •
  The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on September 24, 2007.

        All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement (excluding any filings that have been "furnished" but not "filed" for purposes of the Exchange Act) shall also be deemed incorporated by reference into this prospectus.

        We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

  Key Energy Services, Inc.
  Attn: Corporate Secretary
  1301 McKinney, Suite 1800
  Houston, Texas 77010
  (713) 651-4300

Key Energy Services, Inc.

75,000 Warrants

1,086,720 Shares of Common Stock

PROSPECTUS

                        , 2008

 PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses payable by us in connection with this post-effective amendment to the registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee*	$—
Printing and engraving expenses	15,000
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous expenses	—

Total fees and expenses	$35,000

*
The registration fee of $3,215 was paid at the time of filing of the registration statement on Form S-3.

Item 14.    Indemnification of Directors and Officers.

        Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable on the basis that personal benefit was improperly received and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized for a specific proceeding after determination by the board of directors, special legal counsel or the stockholders that indemnification is permissible because the director has met the requisite standard of conduct.

        Article Seventh of the Company's Articles of Restatement (the "Charter"), provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company's Bylaws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by the Maryland law. Furthermore, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under the Maryland law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        The following is a description of all securities that the Company has sold within the past three years without registration under the Securities Act:

        On June 24, 2005, we awarded an aggregate amount of 500,000 shares of our restricted stock to our top four current executive officers for retention purposes. In addition, on June 24, 2005, we awarded an aggregate amount of 42,858 shares of stock to our non-employee directors for services provided to the Company.

        On January 9, 2006, we awarded 5,882 shares of stock to Mr. Daniel Dienstbier in connection with his appointment to the Board of Directors of the Company.

        On July 18, 2006, we awarded an aggregate amount of 39,795 shares of stock to our non-employee directors for services provided to the Company.

        On October 2, 2006, we awarded 25,000 shares of restricted stock to Mr. Don Weinheimer, our senior vice president-business development, technology and strategic planning, in connection with his hiring. On October 30, 2006, we awarded 15,000 shares of restricted stock to Mr. Marshall Dodson, our chief accounting officer, in connection with the completion of our restatement process. On December 22, 2006, we awarded an aggregate amount of 285,000 shares of restricted stock to our top four current executive officers for retention purposes.

        On January 11, 2007, we awarded 5,622 shares of stock to Mr. William F. Owens in connection with his appointment to the Board of Directors of the Company.

        On July 10, 2007, we awarded an aggregate amount of 37,944 shares of stock to our non-employee directors for services provided to the Company. On August 22, 2007, we awarded an aggregate amount of 258,734 shares of restricted stock and an aggregate amount of 587,405 stock appreciation rights to our current executive officers for retention purposes.

        All such shares of stock were granted under the Key Energy Group, Inc. 1997 Incentive Plan. Each of these issuances of shares of stock were made in reliance upon the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof for transactions by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Identification of Exhibit
3.1	Articles of Restatement of the Company. (Incorporated by Reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, File No. 1-8038.)
3.2

Unanimous consent of the Board of Directors of the Company dated January 11, 2000, limiting the designation of the additional authorized shares to common stock. (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038.)
3.3
Second Amended and Restated By-laws of Key Energy Services, Inc., with amendments through April 4, 2008. (Incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form S-4 filed on August 19, 2008, File No. 333-151166).
4.1
Warrant Agreement dated as of January 22, 1999 between the Company and the Bank of New York, a New York banking corporation as warrant agent. (Incorporated by reference to Exhibit 99(b) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
4.2	Warrant Registration Rights Agreement dated January 22, 1999, by and among the Company and Lehman Brothers Inc., Bear, Stearns & Co., Inc., F.A.C./Equities, a division of First Albany Corporation, and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated. (Incorporated by reference to Exhibit 99(e) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038.)
4.3

Indenture, dated as of November 29, 2007, among Key Energy Services, Inc., the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by Reference to Exhibit 4.1 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
4.4
Registration Rights Agreement dated as of November 29, 2007, among Key Energy Services, Inc., the subsidiary guarantors of the Company party thereto, and Lehman Brothers Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as representatives of the several initial purchasers named therein. (Incorporated by Reference to Exhibit 4.2 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
4.5
First Supplemental Indenture, dated as of January 22, 2008, among Key Marine Services, LLC, the existing Guarantors and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, File No. 1-8038.)
5.1	Opinion of Porter & Hedges L.L.P. (Previously filed)
10.1†
Key Energy Group, Inc. 1997 Incentive Plan, as an amendment and restatement effective November 17, 1997 of the Key Energy Group, Inc. 1995 Outside Directors Stock Option Plan. (Incorporated by reference to Exhibit B of the Company's Schedule 14A Proxy Statement filed November 26, 1997, File No. 000-22665.)
10.2†	Form of Restricted Stock Agreement under Key Energy Group, Inc. 1997 Incentive Plan.
10.3†	The 2006 Phantom Share Plan of Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.4†
Form of Award Agreement under the 2006 Phantom Share Plan of Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.5†	Form of Stock Appreciation Rights Agreement. (Incorporated by Reference to Exhibit 99.1 of the Company's Form 8-K filed on August 24, 2007, File No. 1-8038.)
10.6†	Form of Non-Plan Option Agreement. (Incorporated by Reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 filed on September 25, 2007, File No. 333-146294.)
10.7†	Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan. (Incorporated by Reference to Appendix A of the Company's Schedule 14A Proxy Statement filed on November 1, 2007, File No. 1-8038.)
10.8†	Form of Nonstatutory Stock Option Agreement under 2007 Equity and Cash Incentive Plan.

Exhibit Number	Identification of Exhibit
10.9†	Restated Employment Agreement dated effective as of December 31, 2007, among Richard J. Alario, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.10†

Acknowledgment and Waiver by Richard J. Alario dated March 25, 2005 regarding rescinded option grant. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated March 29, 2005.)
10.11†
Restated Employment Agreement dated effective as of December 31, 2007, among William M. Austin, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.12†
Restated Employment Agreement dated effective as of December 31, 2007, among Newton W. Wilson III, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.3 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.13†
Acknowledgment and Waiver by Newton W. Wilson III dated March 25, 2005 regarding rescinded option grant (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated March 29, 2005.)
10.14†
Restated Employment Agreement dated effective as of December 31, 2007, among Kim B. Clarke, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.4 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.15†
Employment Agreement between Key Energy Services, Inc. and Jim D. Flynt dated as of January 1, 2004. (Incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.16†
First Amendment to Employment Agreement dated November 26, 2007, between Key Energy Services, Inc. and Jim D. Flynt. (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
10.17†
Employment Agreement between Key Energy Services, Inc. and Phil Coyne dated November 17, 2004. (Incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.18†
First Amendment to Employment Agreement between the Company and Phil Coyne effective as of January 24, 2005. (Incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.19†	Amended and Restated Employment Agreement between Key Energy Services, Inc. and Don D. Weinheimer dated December 31, 2007.
10.20†
Employment Agreement dated August 14, 2007 between the Company and J. Marshall Dodson. (Incorporated by Reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)
10.21†
Employment Agreement dated August 14, 2007 between the Company and D. Bryan Norwood. (Incorporated by Reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.22	Office Lease effective as of January 20, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated January 26, 2005, File No. 1-8038.)
10.23

First Amendment to Office Lease dated as of March 15, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 30, 2005, File No. 1-3038.)
10.24
Second Amendment to Office Lease dated as of July 24, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated June 30, 2005, File No. 1-8038.)
10.25
Credit Agreement, dated as of June 29, 2005, among the Company, as Borrower, the several lenders from time to time party thereto, Lehman Brothers Inc., as sole lead arranger and sole book runner, Lehman Commercial Paper Inc., as syndication agent, administrative agent and as collateral agent, and Wells Fargo Foothill, Inc., as revolving administrative agent. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated August 4, 2005, File No. 1-8038.)
10.26
First Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement dated as of November 1, 2005, among the Company, as Borrower, the Guarantors, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated November 7, 2005, File No. 1-8038.)
10.27
Second Amendment to Credit Agreement dated as of November 21, 2006, among the Company, as Borrower, the Guarantors, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.28
Third Amendment to Credit Agreement dated as of July 27, 2007, among the Company, as Borrower, the Guarantors, the Lenders and Lehman Commercial Paper, Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 31, 2007, File No. 1-8038.)
10.29
Fourth Amendment to Credit Agreement dated as of November 12, 2007, among Key Energy Services, Inc., as Borrower, the guarantors signatory thereto, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on November 15, 2007, File No. 1-8038.)
10.30
Credit Agreement dated as of November 29, 2007, among Key Energy Services, Inc., each lender from time to time party thereto, Bank of America, N.A., as Paying Agent, Co-Administrative Agent, Swing Line Lender and L/C Issuer, and Wells Fargo Bank, National Association, as Co-Administrative Agent, Swing Line Lender and L/C Issuer. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.31	Stock and Membership Interest Purchase Agreement dated as of September 19, 2007. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on September 20, 2007, File No. 1-8038.)
10.32

First Amendment to Stock and Membership Interest Purchase Agreement dated October 25, 2007, among Key Energy Services, LLC and the Sellers (as defined therein). (Incorporated by Reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)
10.33
Asset Purchase Agreement dated December 7, 2007 among Key Energy Services, LLC, Kings Oil Tools, Inc. and Thomas Fowler. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on December 13, 2007, File No. 1-8038.)
10.34
Purchase Agreement, dated November 14, 2007, by and among the Company, certain of its domestic subsidiaries, and Lehman Brothers, Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers. (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on November 15, 2007, File No. 1-8038.)
10.35
Purchase Agreement dated April 3, 2008 among Key Energy Services, LLC, Western Drilling Holdings, Inc., and Fred S. Holmes and Barbara J. Holmes (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on April 9, 2008, File No. 1-8038.)
10.36†	Form of Restricted Stock Agreement under the 2007 Equity and Cash Incentive Plan (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on April 16, 2008, File No. 1-8038.)
10.37
Stock Purchase Agreement dated May 30, 2008, by and among Key Energy Services, LLC, and E. Kent Tolman, Nita Tolman, Ronald D. Jones and Melinda Jones. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on June 5, 2008, File No. 1-8038.)
10.38
Asset Purchase Agreement dated July 22, 2008, by and among Key Energy Pressure Pumping Services, LLC, Leader Energy Services Ltd., Leader Energy Services USA Ltd., and CementRite, Inc. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on July 24, 2008, File No. 1-8038.)
21.1
Subsidiaries of the Company. (Incorporated by Reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on February 29, 2008, File No. 1-8038.)
23.1*	Consent of Grant Thornton LLP.
23.2	Consent of Porter & Hedges L.L.P. (included in Exhibit 5.1) (Previously filed).
24.1*	Power of Attorney (included in signature page).

*
Filed herewith.

†
Management contract or compensatory plan or arrangement.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, and State of Texas, on the 19th day of August, 2008.

KEY ENERGY SERVICES, INC.
By:	/s/ RICHARD J. ALARIO Richard J. Alario President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of Key Energy Services, Inc., hereby severally constitute and appoint Richard J. Alario and William M. Austin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Key Energy Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ RICHARD J. ALARIO Richard J. Alario	Chairman of the Board of Directors, President and Chief Executive Officer (Principal executive officer)	August 19, 2008
By:	/s/ WILLIAM M. AUSTIN William M. Austin	Senior Vice President and Chief Financial Officer (Principal financial officer)	August 19, 2008
By:	/s/ J. MARSHALL DODSON J. Marshall Dodson	Vice President and Chief Accounting Officer (Principal accounting officer)	August 19, 2008
By:	/s/ DAVID J. BREAZZANO David J. Breazzano	Director	August 18, 2008

By:	/s/ LYNN R. COLEMAN Lynn R. Coleman	Director	August 19, 2008
By:	/s/ KEVIN P. COLLINS Kevin P. Collins	Director	August 19, 2008
By:	/s/ WILLIAM D. FERTIG William D. Fertig	Director	August 15, 2008
By:	/s/ W. PHILLIP MARCUM W. Phillip Marcum	Director	August 19, 2008
By:	/s/ RALPH S. MICHAEL, III Ralph S. Michael, III	Director	August 19, 2008
By:	/s/ WILLIAM F. OWENS William F. Owens	Director	August 19, 2008
By:	/s/ ROBERT K. REEVES Robert K. Reeves	Director	August 19, 2008
By:	/s/ J. ROBINSON WEST J. Robinson West	Director	August 19, 2008
By:	/s/ ARLENE M. YOCUM Arlene M. Yocum	Director	August 15, 2008

 EXHIBIT INDEX

Exhibit Number	Identification of Exhibit
3.1	Articles of Restatement of the Company. (Incorporated by Reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, File No. 1-8038.)
3.2

Unanimous consent of the Board of Directors of the Company dated January 11, 2000, limiting the designation of the additional authorized shares to common stock. (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-8038.)
3.3
Second Amended and Restated By-laws of Key Energy Services, Inc., with amendments through April 4, 2008. (Incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form S-4 filed on August 19, 2008, File No. 333-151166).
4.1
Warrant Agreement dated as of January 22, 1999 between the Company and the Bank of New York, a New York banking corporation as warrant agent. (Incorporated by reference to Exhibit 99(b) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038.)
4.2
Warrant Registration Rights Agreement dated January 22, 1999, by and among the Company and Lehman Brothers Inc., Bear, Stearns & Co., Inc., F.A.C./Equities, a division of First Albany Corporation, and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated. (Incorporated by reference to Exhibit 99(e) of the Company's Form 8-K filed on February 3, 1999, File No. 1-8038.)
4.3
Indenture, dated as of November 29, 2007, among Key Energy Services, Inc., the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by Reference to Exhibit 4.1 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
4.4
Registration Rights Agreement dated as of November 29, 2007, among Key Energy Services, Inc., the subsidiary guarantors of the Company party thereto, and Lehman Brothers Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as representatives of the several initial purchasers named therein. (Incorporated by Reference to Exhibit 4.2 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
4.5
First Supplemental Indenture, dated as of January 22, 2008, among Key Marine Services, LLC, the existing Guarantors and The Bank of New York Trust Company, N.A., as trustee. (Incorporated by reference to Exhibit 4.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, File No. 1-8038.)
5.1	Opinion of Porter & Hedges L.L.P. (Previously filed)
10.1†
Key Energy Group, Inc. 1997 Incentive Plan, as an amendment and restatement effective November 17, 1997 of the Key Energy Group, Inc. 1995 Outside Directors Stock Option Plan. (Incorporated by reference to Exhibit B of the Company's Schedule 14A Proxy Statement filed November 26, 1997, File No. 000-22665.)
10.2†	Form of Restricted Stock Agreement under Key Energy Group, Inc. 1997 Incentive Plan.
10.3†	The 2006 Phantom Share Plan of Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.4†	Form of Award Agreement under the 2006 Phantom Share Plan of Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.5†	Form of Stock Appreciation Rights Agreement. (Incorporated by Reference to Exhibit 99.1 of the Company's Form 8-K filed on August 24, 2007, File No. 1-8038.)
10.6†	Form of Non-Plan Option Agreement. (Incorporated by Reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 filed on September 25, 2007, File No. 333-146294.)
10.7†	Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan. (Incorporated by Reference to Appendix A of the Company's Schedule 14A Proxy Statement filed on November 1, 2007, File No. 1-8038.)
10.8†	Form of Nonstatutory Stock Option Agreement under 2007 Equity and Cash Incentive Plan.
10.9†
Restated Employment Agreement dated effective as of December 31, 2007, among Richard J. Alario, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.10†
Acknowledgment and Waiver by Richard J. Alario dated March 25, 2005 regarding rescinded option grant. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated March 29, 2005.)
10.11†
Restated Employment Agreement dated effective as of December 31, 2007, among William M. Austin, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.12†
Restated Employment Agreement dated effective as of December 31, 2007, among Newton W. Wilson III, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.3 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.13†
Acknowledgment and Waiver by Newton W. Wilson III dated March 25, 2005 regarding rescinded option grant (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated March 29, 2005.)
10.14†
Restated Employment Agreement dated effective as of December 31, 2007, among Kim B. Clarke, Key Energy Services, Inc. and Key Energy Shared Services, LLC (Incorporated by Reference to Exhibit 10.4 of the Company's Form 8-K filed on January 7, 2008, File No. 1-8038.)
10.15†
Employment Agreement between Key Energy Services, Inc. and Jim D. Flynt dated as of January 1, 2004. (Incorporated by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.16†	First Amendment to Employment Agreement dated November 26, 2007, between Key Energy Services, Inc. and Jim D. Flynt. (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
10.17†

Employment Agreement between Key Energy Services, Inc. and Phil Coyne dated November 17, 2004. (Incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.18†
First Amendment to Employment Agreement between the Company and Phil Coyne effective as of January 24, 2005. (Incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.19†	Amended and Restated Employment Agreement between Key Energy Services, Inc. and Don D. Weinheimer dated December 31, 2007.
10.20†
Employment Agreement dated August 14, 2007 between the Company and J. Marshall Dodson. (Incorporated by Reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)
10.21†
Employment Agreement dated August 14, 2007 between the Company and D. Bryan Norwood. (Incorporated by Reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)
10.22
Office Lease effective as of January 20, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated January 26, 2005, File No. 1-8038.)
10.23
First Amendment to Office Lease dated as of March 15, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 30, 2005, File No. 1-3038.)
10.24
Second Amendment to Office Lease dated as of July 24, 2005 between Crescent 1301 McKinney, L.P. and Key Energy Services, Inc. (Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated June 30, 2005, File No. 1-8038.)
10.25
Credit Agreement, dated as of June 29, 2005, among the Company, as Borrower, the several lenders from time to time party thereto, Lehman Brothers Inc., as sole lead arranger and sole book runner, Lehman Commercial Paper Inc., as syndication agent, administrative agent and as collateral agent, and Wells Fargo Foothill, Inc., as revolving administrative agent. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated August 4, 2005, File No. 1-8038.)
10.26
First Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement dated as of November 1, 2005, among the Company, as Borrower, the Guarantors, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated November 7, 2005, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.27	Second Amendment to Credit Agreement dated as of November 21, 2006, among the Company, as Borrower, the Guarantors, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated October 19, 2006, File No. 1-8038.)
10.28

Third Amendment to Credit Agreement dated as of July 27, 2007, among the Company, as Borrower, the Guarantors, the Lenders and Lehman Commercial Paper, Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 31, 2007, File No. 1-8038.)
10.29
Fourth Amendment to Credit Agreement dated as of November 12, 2007, among Key Energy Services, Inc., as Borrower, the guarantors signatory thereto, the Lenders, and Lehman Commercial Paper Inc., as administrative agent for the Lenders and as Collateral Agent for the Lenders and other Secured Parties. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on November 15, 2007, File No. 1-8038.)
10.30
Credit Agreement dated as of November 29, 2007, among Key Energy Services, Inc., each lender from time to time party thereto, Bank of America, N.A., as Paying Agent, Co-Administrative Agent, Swing Line Lender and L/C Issuer, and Wells Fargo Bank, National Association, as Co-Administrative Agent, Swing Line Lender and L/C Issuer. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on November 30, 2007, File No. 1-8038.)
10.31	Stock and Membership Interest Purchase Agreement dated as of September 19, 2007. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on September 20, 2007, File No. 1-8038.)
10.32
First Amendment to Stock and Membership Interest Purchase Agreement dated October 25, 2007, among Key Energy Services, LLC and the Sellers (as defined therein). (Incorporated by Reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, File No. 1-8038.)
10.33
Asset Purchase Agreement dated December 7, 2007 among Key Energy Services, LLC, Kings Oil Tools, Inc. and Thomas Fowler. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on December 13, 2007, File No. 1-8038.)
10.34
Purchase Agreement, dated November 14, 2007, by and among the Company, certain of its domestic subsidiaries, and Lehman Brothers, Inc., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers. (Incorporated by Reference to Exhibit 10.2 of the Company's Form 8-K filed on November 15, 2007, File No. 1-8038.)
10.35
Purchase Agreement dated April 3, 2008 among Key Energy Services, LLC, Western Drilling Holdings, Inc., and Fred S. Holmes and Barbara J. Holmes (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on April 9, 2008, File No. 1-8038.)
10.36†	Form of Restricted Stock Agreement under the 2007 Equity and Cash Incentive Plan (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on April 16, 2008, File No. 1-8038.)

Exhibit Number	Identification of Exhibit
10.37	Stock Purchase Agreement dated May 30, 2008, by and among Key Energy Services, LLC, and E. Kent Tolman, Nita Tolman, Ronald D. Jones and Melinda Jones. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on June 5, 2008, File No. 1-8038.)
10.38

Asset Purchase Agreement dated July 22, 2008, by and among Key Energy Pressure Pumping Services, LLC, Leader Energy Services Ltd., Leader Energy Services USA Ltd., and CementRite, Inc. (Incorporated by Reference to Exhibit 10.1 of the Company's Form 8-K filed on July 24, 2008, File No. 1-8038.)
21.1
Subsidiaries of the Company. (Incorporated by Reference to Exhibit 21.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on February 29, 2008, File No. 1-8038.)
23.1*	Consent of Grant Thornton LLP.
23.2	Consent of Porter & Hedges L.L.P. (included in Exhibit 5.1) (Previously filed).
24.1*	Power of Attorney (included in signature page).

*
Filed herewith.

†
Management contract or compensatory plan or arrangement.

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EXPLANATORY NOTE
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Key Energy Services
Description of Segments
Corporate Information
The Offering
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX